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  Exhibit 3.2 - Certificate of Amendment to the Fourth Restated Certificate of
                                 Incorporation



             CERTIFICATE OF AMENDMENT TO FOURTH RESTATED CERTIFICATE
                   OF INCORPORATION OF SALESLOGIX CORPORATION
                             A DELAWARE CORPORATION

         Pursuant to Section 242 of the General Corporation Law of the State of Delaware, SALESLOGIX CORPORATION, a corporation organized and existing under the laws of the state of Delaware, hereby certifies as follows:

         1. The name of the corporation is SALESLOGIX CORPORATION, the same name under which the corporation was originally incorporated. The date the corporation filed its original Certificate of Incorporation with the Secretary of State was September 29, 1995.

         2. The Fourth Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on June 4, 1998.

         3. The text of the Fourth Restated Certificate of Incorporation is hereby amended as follows:

                  Paragraphs A and B of Article IV of the Fourth Restated Certificate of Incorporation of the Corporation are hereby deleted in their entirety and replaced with the following text:

                                   "ARTICLE IV

                  A. Classes of Stock. This corporation is authorized to issue three classes of stock to be designated, respectively, "Class A Common Stock," "Class B Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Forty-Seven Million Seven Hundred Thousand (47,700,000) shares. Twenty-Eight Million Three Hundred Eighty Thousand (28,380,000) shall be Class A Common Stock, $.001 par value per share, Three Million Four Hundred Twenty Thousand (3,420,000) shall be Class B Common Stock, $.001 par value per share, and Fifteen Million Nine Hundred Thousand (15,900,000) shares shall be Preferred Stock, $.001 par value per share. The Class A Common Stock and Class B Common Stock are hereinafter collectively referred to as "Common Stock." The Preferred Stock authorized by this Restated Certificate of Incorporation shall be issued in series as set forth herein. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Four Million Six Hundred Fifty Thousand (4,650,000) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Seven Hundred Thousand (700,000) shares. The third series of Preferred Stock shall be designated the "Series C Preferred Stock" and shall consist of Four Million One Hundred Thousand (4,100,000) shares. The fourth series of Preferred Stock shall be designated the "Series D Preferred Stock" and shall consist of One Million Seven


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         Hundred Thousand (1,700,000) shares. The fifth series of Preferred
         Stock shall be designated the "Series E Preferred Stock" and shall consist of Four Million Seven Hundred Fifty Thousand (4,750,000) shares.

                  B. Class A Common Stock and Class B Common Stock. The Class A Common Stock and the Class B Common Stock shall be identical in all respects, the sole purpose for distinguishing between such classes being to permit determination of the liquidation preference of the Series B Preferred Stock as set forth in Section 2 of Division (C) of this Article IV. The Class A Common Stock and the Class B Common Stock shall vote as a single class for all purposes. The common stock of the corporation issued and outstanding immediately prior to the effectiveness of the Restated Certificate of Incorporation filed on January 16, 1996 shall be deemed to be Class A Common Stock. At such time, if all, but not less than all, of the authorized and outstanding Series B Preferred Stock has been converted into Class B Common Stock then automatically and without further action or notice (i) the Class B Common shall become Class A Common Stock which shall thereafter be known as "Common Stock", (ii) the total authorized number of shares of Common Stock shall be Thirty-One Million Eight Hundred Thousand (31,800,000) shares, and (iii) issuance of Class B Common Stock shall no longer be authorized."

                  Paragraph C of Article III(c)(ii) of the Fourth Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following text:

                           "C. shares of Common Stock issuable or issued to employees or consultants (including, without limitation, distributors or resellers of the corporation, which are sometimes referred to by the corporation as "Business Partners") of this corporation directly or pursuant to a stock option plan or agreement or restricted stock plan or agreement approved by the Board of Directors of this corporation at any time when the total number of shares of Common Stock so issuable or issued (and not repurchased at cost by the corporation in connection with the termination of employment or service) does not exceed 5,300,000 (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) since the effective date of this Fourth Restated Certificate of Incorporation, or"


         IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment to Certificate of Incorporation as of the 23rd day of December, 1998.


                                             /s/ Gary Acord
                                             --------------------------
                                             Gary Acord, Vice President




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